Exhibit 99.1

February 4, 2011

Dear Shareholder:

This letter, accompanied by our formal press release, details the challenges that continue to face our nation, our industry, and, more particularly, EVB.   We want to keep our loyal shareholder base well informed regarding EVB’s performance, elements impacting its performance, and management’s plan to restore EVB to profitability.

This letter covers three main topics:

Year-End Results
Anticipated Agreement with the Federal Reserve and State of Virginia
Dividend Suspension

Year-End Results

It comes as no surprise that given the continued economic weakness in our markets that our year-end results are not consistent with our historically strong financial performance. The economy continues to adversely affect our loan portfolio. Customers who have historically paid as agreed cannot honor their commitments due to a chain reaction of economic influences impacting their businesses, such as loss of jobs, decreased cash flows, etc.  Management is taking necessary steps to restore profitability to EVB.  These measures include continuing to focus on deteriorating credits, as well as taking measures necessary to improve earnings capability, and continue to provide lending and deposit products.

Anticipated Agreement with the Federal Reserve and State of Virginia

In the accompanying press release, EVB announced that it anticipates entering into a written agreement with its regulators for the purpose of improving asset quality issues and putting the bank on a path to delivering strong financial performance in the future. It is important to note that management has taken a proactive stance and has dedicated resources to identify best practices to combat many of the significant weaknesses and challenges facing the banking sector.  A special Regulatory Compliance Oversight Committee of the Board has been established to review with management monthly the progress of EVB’s efforts to work through the effects of this long recession.  Management has been actively evaluating every aspect of operations to improve profitability.

Dividend Suspension

Unfortunately, due to the lack of earnings for 2010 related to the prolonged economic downturn, the Board has suspended EVB’s quarterly common stock dividend.  This has been a very difficult decision for the Board, but our financial results necessitated this decision to preserve the long term viability of our franchise. As economic conditions improve and as the Company is able to generate sufficient earnings to support its current and ongoing capital needs, the Board will consider reinstating a common stock dividend.

It is important to note that EVB is well capitalized under all regulatory definitions, is in a position to make loans to our credit-worthy customers, enjoys a respected franchise, and that customers’ deposits are insured by the FDIC up to the new limit of $250,000.  You should know that your management team is committed to taking all corrective actions necessary to strengthen the company, manage risk at all levels, maintain our well-capitalized position, provide funding for high quality loans, manage liquidity, and restore earnings.

The Board and management are fully committed to these objectives to preserve our 100 year legacy of serving our shareholders, customers and communities.    Thank you for your loyalty and continued support of our company.  This loyalty, coupled with the unwavering commitment of your Board and management, will successfully guide us through these extremely difficult times.

Sincerely yours,

/s/ Joe A. Shearin
Joe A. Shearin, President and CEO